BENHAM EUROPEAN GOVERMENT BOND FUND
                           AVERAGE ANNUAL TOTAL RETURN

                               DECEMBER 31, 1995

                 ERV   1/N
Formula:   T = ( --- )     - 1
                  p

P       =  A hypothetical initial payment of $1,000.

ERV     =  Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period.

N       =  Number of years.

T       =  Average annual total return.


                                  P            ERV          N           T
                               --------     ---------    --------   ---------
Calculation:

    One Year                  $1,000.00     $1,244.00    1.000000      24.40%

    Five Years                $1,000.00                  5.000000      N/A

    Ten Years

    Date Of Inception*        $1,000.00     $1,513.18    3.986300     10.95%



    TR=Total return for period.  TR=(ERV/P) - 1                       51.32%



*Date Of Inception:  January 7, 1992




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                           BENHAM EUROPEAN GOVERNMENT BOND FUND
                                YIELD CALCULATION
                                DECEMBER 31, 1995



Formula:


                     (A - B)       6
        Yield = 2 { [-------  + 1]   - 1 }
                     (C * D)



A = Investment income earned during the period.

B = Expenses accrued for the period (net of reimbursements).

C = The average daily number of shares outstanding during the period that were entitled to receive dividends.

D = The per share price on the last day of the period.


Calculation:

         A =              $1,404,124.91

         B =                $163,475.78

         C =              20,539,897.568

         D =                     $11.95

         Yield =                   6.14%